Exhibit 14.1

J. ALEXANDER’S HOLDINGS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

J. ALEXANDER’S HOLDINGS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

i

J. ALEXANDER’S HOLDINGS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

I.	INTRODUCTION

J. Alexander’s Holdings, Inc. (the “Company”) is committed to achieving high standards of business and personal ethical conduct for itself, the members of its Board of Directors (“Directors”) and all Company personnel. Through performance in accordance with these standards, the Company, its Directors and all of its employees will earn and enjoy the respect of one another, the business community, our consultants, contractors, suppliers, distributors and the public.

It is the personal responsibility of all Directors and employees to be familiar with all legal and policy standards and restrictions applicable to their duties and responsibilities, and to conduct themselves accordingly. In addition to the strictly legal aspects involved, all Directors and employees are expected to observe high standards of business and personal ethics in the discharge of their duties. This Code of Business Conduct and Ethics (this “Code”) is designed to help ensure these things occur. This Code is not meant to cover all situations. Any doubts as to a particular situation, whether or not described in this Code, should be submitted either to your immediate supervisor or the Compliance Officer whose role is discussed below.

This Code applies to all Directors and employees of the Company in all places. “Employees” means an officer or employee of the Company or its controlled affiliates, and it includes Executive Officers, unless otherwise stated. Certain parts of this Code may apply specifically to “Executive Officers,” and are so indicated. “Executive Officer” means a member of the Company’s management so designated by resolution of the Board of Directors. All employees and Directors are required to read and understand this Code, and compliance with the policies set forth herein is required of all personnel.

This Code is intended to comply with the New York Stock Exchange listing standards and the Sarbanes-Oxley Act of 2002. Directors and employees are encouraged to report violations, or suspected violations, of laws, regulations, or this Code using the processes described in Article IX of this Code or as otherwise provided for by the Board of Directors. The Company will not permit retaliation against Directors or employees for reports made in good faith.

II.	COMPLIANCE OFFICER

In order to help ensure compliance with this Code, the Company has appointed a Compliance Officer who is the Company’s Chief Financial Officer, Mark A. Parkey. The Compliance Officer will have the following duties:

1.	Coordinate periodic reviews and update this Code as necessary;

2.	Ensure that each new employee is given a copy of this Code immediately after employment;

3.	Maintain records related to this Code; and

4.	Perform such other activities as may be reasonably related to the foregoing or are required to ensure a successful application of the program contemplated by this Code.

The Compliance Officer shall make periodic reports to the Company’s Chief Executive Officer and Board of Directors concerning compliance with these requirements.

III.	CONFLICTS OF INTEREST

A.	Introduction

For purposes of our Code, a “conflict of interest” occurs when an individual’s private interests interfere in any way, or appear from the perspective of a reasonable person to interfere in any way, with the interests of the Company as a whole. A conflict situation can arise when an employee or Director takes actions or has interests that may make it difficult to perform his or her responsibilities objectively and effectively. Ordinarily, a conflict exists when an outside interest could actually or potentially influence the judgment or actions of an individual in the conduct of the Company’s business. Conflicts of interest may also arise when an employee or Director, or a member of his or her family, receives improper personal benefits as a result of his or her position at the Company.

B.	General Policy

The Company must have the confidence of its consultants, contractors, suppliers, distributors and the public. Directors and employees must avoid conflicts or the appearance of conflicts, as discussed above. Specifically, employees should avoid any outside financial interests that might conflict with the Company’s interests. Such outside interests could include, among other things:

1.	Personal or family financial interests in, or indebtedness to, enterprises that have business relations with the Company, such as relatives who are employed by or own an interest in consultants or suppliers.

2.	Acquiring any interest in outside entities, properties, etc., in which the Company has an interest or potential interest.

3.	Conduct of any business not on behalf of the Company with any consultant, contractor, supplier, or distributor doing business with the Company or any of their officers or employees, including service as a director or officer of, or employment or retention as a consultant by, such persons.

4.	Serving on the board of directors of an outside entity whose business competes with the business of the Company.

Employees should report any material transaction or relationship that could result in a conflict of interest to the Company’s Compliance Officer, or through such other processes as may be established by the Board of Directors.

In addition to other conflicts of interest transactions set forth in this Code, it is also the Company’s policy that the Company will not make any personal loans to, or guarantee the personal obligations of, Directors or executive officers of the Company or their family members.

C.	Serving as a Director, Officer or Employee of Another Business

The Company expects its employees to devote their full energies to their work. Therefore, an employee’s outside activities must not give rise to a real or apparent conflict of interest with the employee’s duties with the Company. Employees must be alert to potential conflicts of interests and be aware that they may be asked to discontinue any outside activity should such a conflict arise.

Company employees at the level of corporate officer, corporate director or senior thereto must have written approval from the Compliance Officer (and in the case of any Executive Officer, approval of the Audit Committee) in advance of accepting an appointment or position to serve as a director, partner, owner, officer or employee of any non-Company business. Such persons should submit in writing any requests for approval to the Compliance Officer stating the name and address of the proposed employer or entity, the nature of the position and the expected hours of employment or extent of involvement. If the service is permitted, then any such person acting in this dual capacity must inform the Compliance Officer of any matter affecting this dual responsibility at any time. Under no circumstances shall any such person engage in any activity which competes with the Company.

Notwithstanding the foregoing, volunteering in civic and charitable organizations is encouraged for Company employees. To serve as a director or officer of a charitable or civic organization which will require a material commitment of the employee’s time, an employee at the level of corporate officer, corporate director or senior thereto must obtain written approval from the Compliance Officer in advance of accepting the appointment. Participation in such activities shall not be deemed to be within an individual’s scope of employment or authority as an employee, and the Company assumes no liability therefor.

Directors are not considered employees of the Company and are not limited as to their outside employment by the provisions of this Article III, Section C. Directors who accept nominations to serve as directors of other public companies shall, in cases where such nominations have not previously been disclosed, notify in writing the Board of Directors.

D.	Financial Interests in Other Businesses

Employees and directors should avoid having an ownership interest in any other enterprise if that interest compromises or appears to compromise his or her loyalty to the Company. For example, an employee may not own an interest in a company that competes with the Company or that does business with the Company (such as a supplier or service provider) unless he or she obtains the written approval of the Compliance Officer (or, with respect to the Compliance Officer, approval of the Chief Executive Officer) before making any such investment. However, it is not typically considered a conflict of interest (and therefore prior written approval is not required) to make an investment in a competitor, supplier or service provider that is a publicly-traded entity if such ownership represents less than one percent (1%) of the outstanding equity securities of that entity and the amount of the investment is not so significant that it would affect the owner’s business judgment on behalf of the Company.

E.	Acceptance of Gifts and Other Favors

The general purpose of gifts and favors in a business context is to create goodwill. If they do more than that, and appear to have the potential to unduly influence judgment or create a feeling of obligation, employees and Directors should not accept them. Employees and Directors may not solicit any kind of gift or personal benefit from present or potential consultants, contractors, suppliers or distributors. Employees and Directors are prohibited from accepting gifts of money (or monetary equivalents) or other gifts or entertainment that would be viewed as expensive or extraordinary by a reasonable person, whether solicited or unsolicited, from consultants, contractors, suppliers or distributors. Notwithstanding the foregoing, the following transactions are permitted and shall be considered an exception to the general prohibition against accepting things of value:

1.	Acceptance of gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those with parents, children or spouse) when the circumstances make it clear that it is those relationships, rather than the business of the Company, that are the motivating factors;

2.	Acceptance of meals, refreshments, travel arrangements or accommodations, or entertainment, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the Company as a reasonable business expense if not paid for by another party;

3.	Acceptance of advertising or promotional material of reasonable value such as pens, pencils, note pads, key chains, calendars and similar items;

4.	Acceptance of gifts of reasonable value related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, birthday or holiday; or

5.	Acceptance of civic, charitable, education, or religious organizational awards for recognition of service and accomplishment.

If there is any doubt regarding acceptability, the item should be refused or returned. In the case of a perishable gift, it may be contributed to a charitable organization in the donor’s name. Also, the donor should receive written notification of the return or disposal of the gift and a reminder of the Company’s policies, and the Company’s Compliance Officer should be copied on such correspondence. If you encounter situations in which you are not sure of your obligations, you should consult the Company’s Compliance Officer.

Conversely, the Company will not tolerate any employee or Director giving any gift, bribe, kickback, favor or any other item to anyone doing business with, or anyone who may do business with, the Company with the intent of influencing that party in a transaction or potential transaction with the Company.

It is inevitable and desirable that you may have individual business and personal relationships with consultants, contractors, suppliers, distributors and others who do business with the Company even though such individual business and personal relationship is not connected with the business of the Company. This policy is not intended to discourage such relationships. Any such business relationship should be on customary terms and for proper and usual purposes.

F.	Offering Gifts or Entertainment

When the Company is providing a gift, entertainment or other accommodation in connection with Company business, it must do so in a manner that is in good taste and without excessive expense and in full compliance with any applicable laws or regulations. Employees and Directors may not furnish or offer to furnish any gift that goes beyond the common courtesies associated with accepted business practices or that are excessive in value. The above guidelines for receiving gifts should be followed in determining when it is appropriate to give gifts. Companies with which the Company does business likely have gift and entertainment policies of their own. Employees and directors must be careful never to provide a gift or entertainment that violates the other company’s gift and entertainment policy.

G.	Potential Conflicts by Family and Friends

There may be situations where the actions of family members and close personal friends may cause an employee a conflict of interest. For example, gifts or other benefits offered to an employee’s or Director’s family member by contractors or suppliers or potential contractors or suppliers are considered business gifts and are treated the same as if they were given to the employee or Director. If an employee’s or Director’s spouse or relative is directly involved in a business that would like to provide products or services to the Company, the employee or Director cannot use his or her position at the Company to influence the bidding process or negotiation in any way. If an employee’s or Director’s spouse or relative is a competitor of the Company, or is employed by one, you must disclose the situation to the Compliance Officer so the Company may assess the nature and extent of any conflict and how it can be resolved.

H.	Political Activities

It is the Company’s policy to comply with all laws relating to elections, voting and the political process. No employee or Director of the Company, acting on the Company’s behalf, may contribute or loan money or items of value to any foreign, federal, state or local political candidates or parties. Employees and Directors may, however, participate in and/or contribute to the political process as concerned individuals, through means which would include voting and the contribution of their own time and money, and participate in or make contributions to political action committees.

I.	Bribery

Federal law and the laws of most states prohibit bribery, which is the act of giving anything of value to public officials with the corrupt intent of influencing an official act. These laws also prohibit unlawful gratuities, which is the act of giving or promising something of value to a public official because of an official act, either before or after the act has been done. Employees should clearly avoid even the appearance of such “quid pro quo” arrangements. Employees also shall observe all applicable U.S. and foreign laws, including the Anti-Kickback Act and the Foreign Corrupt Practices Act. No gifts or business entertainment of any kind may be given to any government employee, whether or not there is an intent to influence, without the prior approval of the Compliance Officer. Giving or receiving any payment or gift in the nature of a bribe or kickback is absolutely prohibited.

J.	Related Party Transactions

The Board of Directors recognizes that certain transactions present a heightened risk of conflicts of interest or the perception thereof. The Board has determined that the Audit Committee is best suited to review and approve or ratify any transaction that may involve a conflict of interest involving any Related Party (as defined below), including any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by SEC (“Item 404(a)”).

For purposes of this Article III, Section J:

•	a “Related Party” is any person who is or at any time since the beginning of the Company’s last fiscal year was (1) an executive officer, director or nominee for election as a director of the Company or any of its subsidiaries; (2) a greater than five percent (5%) beneficial owner of any class of the Company’s common stock or other equity securities, (3) an immediate family member of any of the foregoing individuals or entities identified in (1) or (2) of this paragraph or (4) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest; and

•	an “immediate family member” includes a person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and anyone residing in such person’s home (other than a tenant or employee).

Prior to the entry into any potential Related Party transaction, arrangement or relationship, such transaction, arrangement or relationship, together with a summary of all material information concerning such transaction, arrangement or relationship, shall be reported to the Company’s Compliance Officer by any employee or Director who has knowledge of such transaction, arrangement or relationship. The Compliance Officer shall be responsible for gathering all relevant information relating to the Related Party transaction, arrangement or relationship and presenting such information to the Audit Committee for its review, approval or ratification.

Notwithstanding the foregoing, any transaction otherwise subject to approval of the Audit Committee shall not require the approval of the Audit Committee if the aggregate amount involved would not reasonably be expected to exceed $120,000 in any fiscal year or such transaction relates solely to the employment or compensation of a Related Party and such transaction would not be required to be reported pursuant to Item 404(a).

IV.	PROHIBITION ON TAKING CORPORATE OPPORTUNITIES

Directors and employees of the Company owe a fiduciary duty to the Company and must advance its legitimate interests when possible. It is a breach of this duty for any such person to take advantage of a business or investment opportunity for his or her own or another person’s personal profit or benefit when the opportunity is within the corporate powers of the Company and when the opportunity is of present or potential practical advantage to the Company. If such a person so appropriates a corporate opportunity of the Company, the Company may claim the benefit of the transaction or business and such person exposes himself or herself to liability. It is the Company’s policy that no Director or employee take a corporate opportunity of the Company without the consent of the Board of Directors.

Notwithstanding the foregoing, this Article IV shall not prohibit the activities of any outside Director of the Company or any equity holder of the Company or J. Alexander’s Holdings, LLC, to the extent such activities are expressly permitted in the Company’s Amended and Restated Charter or the Amended and Restated Limited Liability Company Agreement of J. Alexander’s Holdings, LLC.

V.	BUSINESS CONDUCT AND FAIR DEALING

A.	General Policy

The Company expects that all Directors and employees will perform their duties in a professional manner, in good faith using prudent judgment and in the best interests of the Company. Each Company employee and Director must endeavor to deal fairly with the Company’s consultants, contractors, suppliers, distributors, competitors and other employees. No employee or Director shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of a material fact or any other unfair-dealing practice. Each Company employee must comply with the letter and spirit of the law.

B.	Dealings with Competitors

The Company is committed to fair competition. The Company seeks competitive advantages through superior performance, never through illegal business practices. The most important laws governing competitive practices in the United States are the federal antitrust laws, which are designed to protect economic freedoms and promote competition. It is the Company’s policy to fully comply with the antitrust laws.

C.	Dealings with Consultants, Contractors, Suppliers, Distributors and Other Parties Doing Business with the Company

Transactions with consultants, contractors, suppliers and distributors shall always be conducted at “arm’s length”. No employee shall misrepresent, circumvent, or conceal the nature of any material aspect of any transaction when dealing with a party doing business with the Company. If a relationship between an employee and a party doing business with the Company or a party that might do business with the Company exists which potentially creates a conflict of interest, that employee shall remove himself/herself from all dealings with that party.

VI.	CONFIDENTIAL INFORMATION AND PRESERVATION OF RECORDS; MISAPPROPRIATION OF PROPRIETARY INFORMATION

A.	Confidential Information and Preservation of Records

Much of the information developed by the Company, especially in research, is original, and its protection is essential to the continued success of the Company. Employees frequently have access to confidential information concerning the Company’s business and the business of those entities who do business with the Company. Confidential information includes all non-public information, including trade secrets and other proprietary information, that might be of use to competitors or harmful to the Company or its affiliates if disclosed. Safeguarding confidential information is essential to the conduct of the business of the Company. Caution and discretion must be exercised in the use of such information, which should be shared only with those who have a clear and legitimate need and right to know. Employees should be careful to guard against accidental disclosure of confidential information through conversations which may be overheard in public places such as restaurants, airplanes and elevators.

Employees shall maintain the confidentiality of the Company’s business information, proprietary information and information relating to the Company’s consultants, contractors, suppliers and distributors. Employees shall not use such information except for uses that are appropriate for the Company’s business. Information regarding a consultant, contractor, supplier or distributor may not be released to third parties or government or other organizations, without the written consent of the consultant, contractor, supplier or distributor, unless required or permitted by law.

It is the Company’s policy to cooperate with all reasonable requests from government authorities. Whenever an employee becomes aware of an investigation which affects the Company or an entity doing business with the Company, or receives a request for information from a government authority, other than routine items requested in the ordinary course of business, he or she shall immediately notify the Company’s Compliance Officer. Notwithstanding any Company records retention guidelines, under no circumstances shall any records known to be the subject of or germane to any anticipated, threatened or pending lawsuit or governmental or regulatory investigation or case filed in bankruptcy be removed, concealed, altered or destroyed. For purposes of this section, “records” means any hard copy, paper documents and electronic records, including, but not limited to, e-mail, voicemail and the contents of hard drives.

Furthermore, all audit and audit review work papers shall be retained as required, in accordance with the rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Sarbanes-Oxley Act of 2002.

B.	Misappropriation of Proprietary Information

Certain copyrights and trademarks owned by the Company are valuable assets. Each employee must carefully consider any action that could dilute or affect in any way the Company’s copyright and trademark interests. No employee may enter into any agreement to transfer, assign or license the Company’s copyrights or trademarks outside the ordinary course of business without the prior approval of the Compliance Officer.

In addition to protecting the Company’s intellectual property rights, the Company respects the valid intellectual property rights of others. It is the policy of the Company to comply fully with all laws of the United States and each state where the Company conducts business concerning intellectual property matters. No employee shall copy, cause to have copies made or otherwise use any video tapes, audio tapes, other sound recordings, written works, musical works, computer software or any other “work of authorship” protected by copyright in violation of such copyright without the written consent of the copyright holder. Such written consent shall be obtained whether or not the “work of authorship” bears evidence of copyright. Software programs which are licensed to the Company for use by its employees are subject to specific use requirements as authorized in the licensing agreement. No employee may copy any software programs owned or used by the Company until the employee has contacted the Compliance Officer to determine whether such copying is permitted.

Any question whether a proposed action would infringe upon the rights of another company or individual should be referred directly to the Compliance Officer. Such matters include copying or distributing written work prepared by others, using signs or symbols that may be trademarks or service marks, or doing Company business under any name other than the Company’s or any subsidiary’s name.

In addition, employees shall not use confidential business information obtained from competitors, including customer lists, price lists, contracts, or other information in violation of a covenant not to compete, prior employment agreements or in any other manner likely to provide an unfair or illegal competitive advantage to the Company.

VII.	PROTECTION AND USE OF COMPANY PROPERTY

A.	Company Property

Employees and Directors have a duty to protect and conserve Company property and to insure its continued and efficient use for proper purposes. All Company assets shall be used for legitimate business purposes and not for personal gain. Employees of the Company are to take care and responsibility to safeguard the property of the Company within reason. Company property includes, but is not limited to: (i) all physical property of the Company whether leased or owned by the Company and includes all fixtures; (ii) all books and records in possession of the Company; (iii) all marketing studies, advertising or promotional materials, logs, reports or any other forms or surveys that are in the Company’s possession; and (iv) all proprietary software and technology.

B.	Use of Electronic Systems

Electronic mail and e-mail systems (including electronic bulletin boards) are property of the Company and must be used primarily for business purposes. The use of e-mail must conform to the policies and values of the Company. Among other things, messages which violate any of the Company’s policies or invite participation in illegal activities, such as gambling or the use and sale of controlled substances, are prohibited. Statements or images which, if made in any other forum, would violate any of the Company’s policies, including, without limitation, policies against harassment or discrimination and the misuse of confidential information, are prohibited to the same extent in an e-mail message. E-mail systems may be used to transmit confidential or proprietary information only when such information is adequately protected in a commercially reasonable manner. Subject to applicable laws and regulations, the Company reserves the right to monitor and review e-mail and voicemail as it deems appropriate.

The Internet is an efficient and valuable business tool and is to be used primarily for business purposes. The Company reserves the right to access all information on Company computers, including but not limited to e-mail and history of internet usage, even where personal passwords have been assigned. If you have questions about the use of your computer, the Internet, e-mail or voice mail, please see the Compliance Officer.

VIII.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

A.	General

Directors and employees must comply fully with applicable laws, rules and regulations at all times. In particular, Directors and employees should take note of laws, rules and regulations regarding the integrity of the Company’s records, financial reporting, insider trading, health care laws and regulations and fair employment practices.

B.	Company Business Records

Accuracy, reliability and timeliness in the preparation of all business records, financial statements, reports to regulatory and other government agencies and other public communications is of critical importance to the corporate decision-making process and to the proper discharge of the Company’s financial, legal and reporting obligations. All Company business transactions shall be carried out in accordance with management’s general or specific directives and with the highest standard of care. To this end, the Company shall:

•	comply with United States Generally Accepted Accounting Principles at all times;

•	maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

•	maintain books and records that accurately and fairly reflect the Company’s transactions, assets, liabilities, revenues and expenses;

•	prohibit the establishment of any undisclosed or unrecorded funds or assets; and

•	maintain a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management on a timely basis, particularly during the periods in which the Company’s periodic reports are being prepared.

Employees and Directors must ensure that all business records, expense accounts, vouchers, bills and payroll records and other reports are prepared timely and with care and honesty. False or misleading entries are prohibited. For example, no payment shall be requested, approved or made with the intention or understanding that it will be used for any purpose other than that described in the documentation supporting the payment. Compliance with accounting procedures and internal control procedures is required at all times. It is the responsibility of all employees to ensure that corporate accounting and internal control procedures are strictly adhered to at all times. If you suspect that any records or financial information are not being properly kept or are being falsified, immediately contact Compliance Officer.

Only authorized officials of the Company are allowed to respond to inquiries for Company information from the media, investors, the financial community and others, and employees are to promptly refer all such inquiries to the authorized officials.

In accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, it shall be unlawful and a violation of this Code for any officer or Director of the Company or any other person acting under the direction thereof, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent or certified accountant engaged in the performance of an audit of the Company’s financial statements for the purposes of rendering such financial statements materially misleading.

C.	Specific Policies Governing CEO and Senior Financial Officers

The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the CEO and the Chief Financial Officer any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the CEO and the Chief Financial Officer in fulfilling their responsibilities as required by rules promulgated by the SEC.

The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

D.	Insider Information and Securities Trading

Stock transactions involving the Company’s equity securities are governed by the rules and regulations of the SEC and other applicable state and federal securities laws, including laws that restrict or prohibit trading in our securities by Company employees or other agents. Severe civil and criminal penalties can be imposed on individuals and corporations convicted of violations of these laws. The Company has adopted an Insider Trading Policy applicable to officers, directors, employees, consultants and contractors of the Company and its subsidiaries, as well as immediate family members and household members of such persons. The Insider Trading Policy is incorporated by reference into this Code. The Company expects officers, directors, employees, consultants and contractors to comply strictly with applicable insider trading laws and the Insider Trading Policy.

E.	Health and Safety

The Company is committed to providing a healthy and safe working environment for its employees. The Company has a safety program which meets all applicable laws and regulations. Each employee is expected to acquaint himself or herself with and abide by all health and safety laws and procedures applicable to the employee’s duties. Employees should immediately report accidents, injuries and unsafe practices or conditions.

The use of alcohol or drugs by an employee endangers not only the user, but also the entire workforce. It is the Company’s policy to provide a safe workplace. All employees must perform their work free from the influence of any substance that may affect the safe and efficient performance of their duties.

F.	Fair Employment Practices

Race, Color, Religion, National Origin, Sex, Age, Covered Veteran Status and Disability. Employees at the Company are recruited, selected and hired on the basis of individual merit and ability with respect to the position filled. As a business comprised of talented and diverse team members, the Company is committed to the fair and effective utilization of all employees without regard to race, color, religion, national origin, sex, age, covered veteran status, disability or any other category protected by federal, state or local laws. Employees must remember that equal employment opportunity is critical in every aspect of the employment relationship. The relationship covers origin, training, working conditions, benefits, compensation practices, employment functions (including promotion, demotion, discipline, transfer, termination and reduction in force) and Company sponsored educational, social and recreational programs. The Company expects all of its employees to treat each other, regardless of title or position, with the fairness and respect necessary to maintain a place of employment that encourages each person to contribute to her or his fullest potential.

Harassment. Every person conducting Company business, whether or not employed by the Company, must refrain from engaging in any verbal or physical conduct that could be construed as harassment. Such conduct may consist of making unwelcome sexual advances, or engaging in coercive behavior that is sexual in nature when the rejection of or submission to such conduct affects, either implicitly or explicitly, an employee’s status of employment (e.g., pay, promotion, assignment, termination, etc.) or the business relationship of a consultant, contractor, supplier or distributor. In addition to offending—if not injuring—the victim of such conduct, sexual harassment is counterproductive to sound business policy.

G.	Safety and Quality of Food

The safety and quality of the Company’s food products are critical to maintaining the trust of customers and the Company’s reputation. It is a goal of the Company to provide safe products that meet high quality standards. It is the policy of the Company to comply with all food and product safety laws applicable to the Company and its operations. Each employee is expected to acquaint himself or herself with all food safety and other laws and procedures applicable to the employee’s assigned duties and comply with all such laws and procedures.

H.	Environmental Compliance

It is the policy of the Company to comply with all environmental laws and regulations as they relate to our operations. We will act to preserve our natural resources to the fullest extent reasonably possible. We will comply with all environmental laws and operate each of our facilities with the necessary permits, approvals and controls. Each employee shall diligently employ proper procedures with respect to the handling of hazardous materials and immediately alert his or her supervisor to any discharge of hazardous material or any situations which may be potentially damaging to the environment.

I.	Purchasing

Employees purchasing products on behalf of the Company must do so based on the best interests of the Company without regard to outside influences. Employees making purchasing decisions on behalf of the Company should, where appropriate, and consistent with the Company’s policies, obtain bids for products and services, evaluate the quality of goods and services provided and verify product liability coverage by the supplier.

J.	Company Communications

Only members of the Company’s senior corporate management or any other person specifically authorized by senior management, are authorized to speak publicly on behalf of the Company; provided that all communications must be authorized by the Company’s Chief Executive Officer or the Compliance Officer, or otherwise specifically reviewed by the Company’s legal counsel. All media requests should be referred to one of these persons except that all requests from financial analysts should be directed to the Company’s Chief Executive Officer or Chief Financial Officer. Employees, other than those listed above, should never make public statements for the Company. In addition, press releases or other similar communications on behalf of the Company must be reviewed by the Compliance Officer prior to the release thereof.

Any director, officer, employee or independent contractor of the Company who becomes aware of an inadvertent or unauthorized disclosure of material, non-public information about the Company shall immediately contact the Company’s Compliance Officer, Mark A. Parkey, by phone at (615) 269-1923 or by email at mparkey@jalexanders.com. Upon being contacted under such circumstances, the Compliance Officer shall consult with the Chief Executive Officer and other persons as necessary to determine appropriate Company actions in response to the disclosure of such information in accordance with applicable rules and regulations of the New York Stock Exchange and the SEC.

IX.	COMPLIANCE WITH AND ENFORCEMENT OF THIS CODE OF BUSINESS CONDUCT AND ETHICS

A.	General

All employees are required to read, understand and refer to this Code. Compliance with the conduct policies set forth in this Code is required of all personnel. Enforcement is the direct responsibility of every supervisor. Supervisors may be sanctioned for failure to instruct their subordinates adequately or for failing to detect non-compliance, where reasonable diligence on the part of the supervisor would have led to the discovery of any problems or violations and given the Company the opportunity to correct them earlier.

Employees should immediately disassociate themselves from taking part in any discussions, activities or other situations that they recognize to be potentially illegal or unethical. No supervisor may direct a subordinate to violate this Code. If an employee becomes aware of any illegal or unethical conduct or behavior in violation of this Code by anyone working for or on behalf of the Company, that employee should report it promptly, fully and objectively to the Compliance Officer or such other point of contact established by the Board of Directors. The Company will attempt to treat such reports confidentially and to protect the identity of the employee who has made the request to the maximum extent and as may be permitted under applicable law. All reports will be investigated. Upon receipt of credible reports of suspected violations or irregularities, the investigative party shall see that corrective action takes place appropriately.

THIS CODE SETS FORTH GENERAL GUIDELINES ONLY AND MAY NOT INCLUDE ALL CIRCUMSTANCES THAT WOULD FALL WITHIN THE INTENT OF THE CODE AND BE CONSIDERED A VIOLATION THAT SHOULD BE REPORTED. EMPLOYEES SHOULD REPORT ALL SUSPECTED DISHONEST OR ILLEGAL ACTIVITIES WHETHER OR NOT THEY ARE SPECIFICALLY ADDRESSED IN THE CODE.

B.	Questions Regarding Code

General questions regarding this Code or the application of this Code to particular situations may be directed to the Company’s Compliance Officer. Questions from Directors and Executive Officers may also be discussed with the Chairman of the Board of Directors or the Chairman of the Audit Committee.

C.	Determination of Violations

Determinations regarding whether a violation of this Code has occurred shall be made as follows:

(a) If the alleged violation under consideration concerns an Executive Officer or Director, the determination of the existence of any violation shall be made by the Audit Committee in consultation with such external legal counsel as the Audit Committee deems appropriate.

(b) If the situation under consideration concerns any other employee, the determination of the existence of a violation shall be made by the person to whom the employee ultimately reports, in consultation with the Compliance Officer.

(c) Whoever makes the decision as to whether a violation has occurred shall document the decision and forward the documentation to the Compliance Officer, or such other point of contact established by the Board of Directors, for filing and retention. These files shall be available to the Human Resources Department.

(d) In determining whether a violation of this Code has occurred, the committee or person making such determination may take into account to what extent the violations were intentional; the qualitative and quantitative materiality of such violation from the perspective of either the detriment to the Company or the benefit to the Director, Executive Officer or employee, the policy behind the provision violated and such other facts and circumstances as they shall deem advisable under all the facts and circumstances.

Acts or omissions determined to be violations of this Code, or determined not to be violations, by other than the Audit Committee under the process set forth above, and the factors on which the determination was based, shall be promptly reported by the Compliance Officer to the Audit Committee and by the Audit Committee to the Board of Directors.

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken if this Code has been violated. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics, and shall include written notices to the individual involved that the

Board of Directors has determined that there has been a violation, censure by the Board of Directors, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board of Directors) and/or termination of the individual’s employment.

D.	Request for Waivers

A waiver of a provision of this Code shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code. Waivers shall not be granted except under extraordinary circumstances.

1. Process:

(a) If the request under consideration relates to an Executive Officer or Director, the determination with respect to the waiver shall be made by the Audit Committee, in consultation with such external legal counsel as the Audit Committee deems appropriate and submitted to the Board of Directors for ratification.

(b) If the request under consideration relates to any other employee, the determination shall be made by the person to whom the employee ultimately reports, in consultation with the Compliance Officer unless such request is quantitatively or qualitatively material or outside the ordinary course of business, in which case such determination shall be made by the Audit Committee.

(c) The decision with respect to the waiver requested shall be documented and forwarded to the Compliance Officer for filing and retention. These files shall be available to the Human Resources Department.

2. All waivers of this Code (other than those approved by the Audit Committee) shall be promptly reported by the Compliance Officer to the Audit Committee and by the Audit Committee to the Board of Directors.

3. To the extent determined to be required or appropriate by the Company’s Board of Directors in consultation with such external legal counsel as the Audit Committee deems appropriate, waivers shall be publicly disclosed on a timely basis.

E.	Good Faith Reporting of Wrongdoing

1. Company Employees are protected, to the extent provided by law, against retaliation by the Company when they provide information or assist in an investigation by federal regulators, law enforcement, Congress, or the Company itself, regarding conduct which the employee reasonably believes constitutes wrongdoing.

2. An employee or Director shall report such concerns to the Compliance Officer or the CEO and to the Audit Committee. The Compliance Officer or CEO may then arrange a meeting with the employee or Director to allow the employee or Director to present a personal and complete description of the situation. Alternatively, good faith reports of wrongdoing may be reported to such other point of contact as may from time to time be established by the Board of Directors.

(a) “Good faith report” shall mean a report of conduct defined as wrongdoing, which the person making the report has reasonable cause to believe is true and which is made without malice or consideration of personal benefit.

(b) “Wrongdoing” shall mean a violation which is not of a merely technical or minimal nature of a federal or state statute or regulation or of this Code designed to protect the interest of the public or the Company.

(c) All good faith reports and resulting investigations will be kept confidential to the extent required by law.

3. The Sarbanes-Oxley Act of 2002 requires that the Company’s Audit Committee establish procedures for confidential, anonymous submission of employee concerns regarding questionable accounting or auditing matters. Employee complaints and reports of this nature shall be handled under the procedures established by the Audit Committee. Information regarding these procedures will be made available on the Company’s internal website.

Any employee who violates a provision of this Code is subject to applicable disciplinary action up to and including termination, and, where appropriate, the filing of a civil or criminal complaint. Directors who violate a provision of this Code are subject to such sanctions as the Board of Directors shall impose. Notwithstanding the foregoing, the Company also preserves and reserves its other rights and remedies against any individual who violates any provision of this Code, both at law and in equity.

X.	DISCLAIMER OF EMPLOYMENT CONTRACT

This Code is neither an employment contract nor any guaranty of continued employment. The employment relationship between the Company and its employees is “at will.” The Company’s policies, guidelines and related procedures are subject to unilateral change by the Company at any time. A more complete discussion of these matters appears in the Company’s Employee Handbook.

XI.	RESERVATION OF RIGHTS

The Company reserves the right to amend this Code, in whole or in part, at any time and solely at its discretion. Any amendments, to the extent determined to be required or appropriate by the Board of Directors in consultation with such external legal counsel as the Board of Directors deems appropriate, shall be publicly disclosed on a timely basis.

XII.	CERTIFICATION

Each Director and each Executive Officer will be required to read or review this Code each year and certify, in writing, that he or she understands his or her responsibilities to comply with the guidelines and provisions set forth herein.

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